Filed pursuant to Rule 433

March 6, 2023

Relating to

Preliminary Prospectus Supplement dated March 6, 2023

to

Prospectus dated September 23, 2022

Registration Statement No. 333-267583-06

Duke Energy Progress, LLC
$500,000,000 First Mortgage Bonds, 5.25% Series due 2033

$500,000,000 First Mortgage Bonds, 5.35% Series due 2053

Pricing Term Sheet

Issuer:	Duke Energy Progress, LLC (the “Issuer”)
Trade Date:	March 6, 2023
Settlement Date:	March 9, 2023 (T+3)
Expected Ratings (Moody’s/S&P):*	Aa3/A (Stable/Stable)
Security Description:	First Mortgage Bonds, 5.25% Series due 2033 (the “2033 Mortgage Bonds”)	First Mortgage Bonds, 5.35% Series due 2053 (the “2053 Mortgage Bonds”)
Principal Amount:	$500,000,000	$500,000,000
Maturity Date:	March 15, 2033	March 15, 2053
Benchmark Treasury:	3.500% due February 15, 2033	4.000% due November 15, 2052
Benchmark Treasury Price:	96-04+	101-18
Benchmark Treasury Yield:	3.973%	3.910%
Spread to Benchmark Treasury:	+128 bps	+148 bps
Reoffer Yield:	5.253%	5.390%
Price to the Public:	99.976% per 2033 Mortgage Bond, plus accrued interest, if any, from March 9, 2023	99.407% per 2053 Mortgage Bond, plus accrued interest, if any, from March 9, 2023
Coupon:	5.25%	5.35%
Interest Payment Dates:	March 15 and September 15, beginning on September 15, 2023	March 15 and September 15, beginning on September 15, 2023

Redemption Provisions/ Make-Whole Call:

Prior to December 15, 2032 (the date that is three months prior the maturity date of the 2033 Mortgage Bonds) (the “2033 Par Call Date”)), the Issuer may redeem the 2033 Mortgage Bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2033 Mortgage Bonds matured on the 2033 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate applicable to the 2033 Mortgage Bonds +20 bps less (b) interest accrued to the redemption date; and (2) 100% of the principal amount of the 2033 Mortgage Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date. At any time on or after the 2033 Par Call Date, redeemable at par.

Prior to September 15, 2052 (the date that is six months prior to the maturity date of the 2053 Mortgage Bonds (the “2053 Par Call Date”)), the Issuer may redeem the 2053 Mortgage Bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2053 Mortgage Bonds matured on the 2053 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate applicable to the 2053 Mortgage Bonds +25 bps less (b) interest accrued to the redemption date; and (2) 100% of the principal amount of the 2053 Mortgage Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date. At any time on or after the 2053 Par Call Date, redeemable at par.
CUSIP / ISIN:	26442U AQ7 / US26442UAQ76	26442U AR5 / US26442UAR59
Joint Book-Running Managers:

Barclays Capital Inc.

MUFG Securities Americas Inc.
PNC Capital Markets LLC

RBC Capital Markets, LLC

U.S. Bancorp Investments, Inc.

BNP Paribas Securities Corp.

Goldman Sachs & Co. LLC

Wells Fargo Securities, LLC

Co-Managers:	Siebert Williams Shank & Co., LLC Academy Securities, Inc. Cabrera Capital Markets LLC Mischler Financial Group, Inc.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847, MUFG Securities Americas Inc. toll-free at (877) 649-6848, PNC Capital Markets LLC toll-free at (855) 881-0697, RBC Capital Markets, LLC toll-free at (866) 375-6829 and U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607.

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